UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: September 16, 2005
PG&E Energy Recovery Funding LLC
(Exact Name of Registrant as specified in Charter)

Delaware	333-119762	20-1707696
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

245 Market Street, Room 424 san francisco, california	94105
(Address of principal executive offices)	(Zip code)

415-973-6252
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 8.01 – Other Events

On September 15, 2005, Pacific Gas and Electric Company, in its capacity as servicer of the $1.9 billion of energy recovery bonds (ERBs) issued in February 2005 by PG&E Energy Recovery Funding LLC, a limited liability company wholly owned by Pacific Gas and Electric Company, filed a routine quarterly true-up advice letter with the California Public Utilities Commission (CPUC).  The advice letter increases the dedicated rate component (DRC) charge from 0.393 cents per kWh to 0.454 cents per kWh and revises Pacific Gas and Electric Company’s rate schedules accordingly in order to collect approximately $12.3 million in additional DRC revenue in the three-month period beginning October 1, 2005.  The CPUC authorized the use of such routine quarterly true-up advice letters to ensure that the actual revenues collected under the DRC charge are neither more nor less than those required to repay the ERBs as scheduled.

Pacific Gas and Electric Company determined that an adjustment to the DRC charge was necessary after shortfalls in required subaccount balances as of June 25, 2005, occurred because actual DRC charge collections were less than previously forecasted.  Also, the monthly sales forecast for the remainder of 2005 was modified in order to avoid additional undercollections in the fourth quarter of 2005.  As previously disclosed, DRC charges are authorized by the CPUC under state legislation and will be paid by Pacific Gas and Electric Company’s electricity customers until the ERBs are fully retired.  The adjusted DRC charge will become effective on October 1, 2005.
SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PG&E Energy Recovery Funding LLC

By:	/s/ Nicholas M. Bijur
Nicholas M. Bijur Treasurer (Authorized Officer)

Dated:  September 16, 2005